Exhibit 99.(h)(2)(iii)

SUPPORT SERVICES AGREEMENT

HSBC Investor Funds

3435 Stelzer Road

Columbus, Ohio 43219

Dated as of June 14, 2011

THIS SUPPORT SERVICES AGREEMENT (“Agreement”) is made between HSBC Global Asset Management (USA), Inc. (“Adviser”) and HSBC Investor Funds (“Trust”) on behalf of its series HSBC Frontier Markets Fund and HSBC Emerging Markets Equity Fund (each a “Fund” and together the “Funds”).

WHEREAS, the Trust is a registered open-end investment company organized as a Massachusetts business trust and currently consists of multiple separate series;

WHEREAS, the Adviser has entered into an investment advisory contract with the Trust to provide advisory services to the Funds (the “Advisory Agreement”);

WHEREAS, the Adviser has agreed to provide in addition to the purely investment advisory services provided pursuant to the Advisory Agreement, certain additional support services in connection with the operation of the Funds;

NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.                  The Adviser agrees to provide the following support services to the Funds:

(i)	manage and coordinate each Fund’s operations, including the development of new product features and benefits for the Classes of shares;

(ii)	compile statistical and research data required for the preparation of reports and statements which are periodically distributed to the Funds’ officers and Trustees or to intermediaries and other providers making each Fund’s shares available to their customers;

(iii)	handle inquiries from account representatives, shareholders, and intermediaries and other providers, such as advising as to the status of shareholder accounts and the current yield and dividends declared, and providing explanations of matters set forth in fund documents;

(iv)	provide support to account representatives and intermediaries and other providers regarding each Fund’s benefits and features;

(v)	provide operational assistance to account representatives, shareholders, and intermediaries and other providers regarding opening new accounts, closing accounts and making changes to the set-up of existing accounts, including through asset allocation products, programs, services and accounts;

(vi)              assist in the preparation of shareholder communications; and

(vii)             provide such other services as agreed upon by both parities.

2.	For its services, the Adviser shall be entitled to a fee with respect to the Fund’s Class A and Class I shares, computed daily and paid monthly, equal on an annual basis to the percentage of each Fund’s average daily net assets set forth on Schedule A, as in effect from time to time. The Adviser, in its sole discretion, may waive all or any part the fee for any class of shares of the Funds.
3.	This Agreement shall remain in full force and effect through December 31, 2011, and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.
4.	This Agreement may be amended or modified from time to time in a writing signed by both parties.
5.	This Agreement may be terminated by the Trust at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust as defined by the Investment Company Act of 1940 Act (“1940 Act”); and shall automatically and immediately terminate in the event of its assignment as defined by the 1940 Act.
6.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or of reckless disregard of its duties and obligations hereunder, the Adviser shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, and their respective corporate seals to be hereunto duly affixed and attested.

HSBC INVESTOR FUNDS

By: _______________________________

Name: Stephen V. Sivillo

Title: Vice President

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By: _________________________________

Name: Richard A. Fabietti

Title: Senior Vice President

SCHEDULE A

to SUPPORT SERVICES AGREEMENT

dated as of June 14, 2011

Fund	Support Fee

HSBC Frontier Markets Fund	Class A Shares: 0.10%
HSBC Emerging Markets Equity Fund	Class A Shares: 0.10%